Exhibit 99.2

Third Quarter Fiscal Year 2011

Prepared Remarks	October 20, 2011
Jonathan Bush, President, Chairman & Chief Executive Officer
Tim Adams, Senior Vice President, Chief Financial Officer
About These Remarks
The following commentary is provided by management in conjunction with athenahealth’s third quarter fiscal year 2011 earnings press release. These remarks represent management’s current views on the Company’s financial and operational performance and are provided to give investors and analysts more time to analyze and understand our performance in advance of the earnings conference call. These prepared remarks will not be read on the conference call. A complete reconciliation between GAAP and non-GAAP results as well as a summary of supplemental metrics and definitions is provided in the tables following these prepared remarks.
Earnings Conference Call Information
To participate in the Company’s live conference call and webcast, please dial 800-447-0521 (or 847-413-3238 for international calls) using conference code No. 30770697, or visit the Investors section of the Company’s web site at www.athenahealth.com. A replay will be available for one week following the conference call at 888-843-7419 (and 630-652-3042 for international calls) using conference code No. 30770697. A webcast replay will also be archived on the Company’s website.
Safe Harbor and Forward-Looking Statements
These remarks contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements reflecting management’s expectations for future financial and operational performance and operating expenditures, expected growth, including anticipated annual growth rates, profitability and business outlook, statements regarding the expected benefits resulting from the Proxsys LLC acquisition, increased sales and marketing expenses, increased cross-selling efforts among the Company’s service offerings, expected client implementations, expected certification and regulatory approvals, the benefits of the Company’s current service offerings and research and development for new service offerings, the benefits of current and expected strategic sales and marketing relationships, expected adoption trends for the Company’s service offerings and statements found under the Company’s Reconciliation of Non-GAAP Financial Measures section of these remarks. The forward-looking statements in these remarks do not constitute guarantees of future performance. These statements are neither promises nor guarantees, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: the Company’s fluctuating operating results; the Company’s variable sales and implementation cycles, which may result in fluctuations in its quarterly results; risks related to the Company’s ability to successfully integrate Proxsys, its products, technologies and employees into the Company and achieve expected synergies; risks associated with the acquisition and integration of companies and new technologies; risks associated with its expectations regarding its ability to maintain profitability; impact of increased sales and marketing expenditures, including whether increased expansion in revenues is attained and whether impact on margins and profitability is longer term than expected; changes in tax rates or exposure to additional tax liabilities; the highly competitive industry in which the Company operates and the relative immaturity of the market for its service offerings; and the evolving and complex governmental and regulatory compliance environment in which the Company and its clients operate. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in these remarks, whether as a result of new information, future events or circumstances, or otherwise. For additional disclosure regarding these and other risks faced by the Company, see the disclosures contained in its public filings with the Securities and Exchange Commission, available on the Investors section of the Company’s website at http://www.athenahealth.com and on the SEC’s website at http://www.sec.gov.

Use of Non-GAAP Financial Measures
These remarks contain non-GAAP financial measures as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed, and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure, are included following these prepared remarks or can be found within the Company’s third quarter fiscal year 2011 earnings press release on the Investors section of the Company’s web site at http://www.athenahealth.com.
Opening Remarks
Q3 2011 marked athenahealth’s 47th consecutive quarter of revenue growth and was a very productive quarter for growth and innovation. We introduced the Patient-Centered Medical Home (PCMH) Accelerator Program designed to assist primary care physician groups in meeting the National Committee for Quality Assurance’s (NCQA) newest PCMH recognition standards. We completed the acquisition of Proxsys LLC and introduced our fifth service offering, athenaCoordinator, for hospitals and other receivers of patient referrals. We set a new industry standard for transparency with the release of our public Medicare Meaningful Use (MU) performance dashboard. Our Chief Medical Information Officer Dr. Todd Rothenhaus, launched the athenaCare support service, dedicated to optimizing provider productivity and clinical effectiveness in the world of online medical records. Finally, we continued to execute new marketing campaigns aimed across the ambulatory market. These accomplishments illustrate our continued focus on growth and innovation and position us to enter 2012 with significant momentum.
Results Overview
athenahealth’s top line results for Q3 2011 reflect strong annual revenue growth:
•	Total revenue:
o	$83.7 million in Q3 2011, representing 33% growth over $63.1 million in Q3 2010
Our bottom line results for Q3 2011, consistent with our growth strategy, demonstrate strong sales and marketing investments and a focus on operating leverage:
•	Non-GAAP Adjusted Gross Profit:
o	$53.4 million or 63.8% of total revenue in Q3 2011, an increase of 35% over $39.7 million or 62.8% of total revenue in Q3 2010
•	GAAP selling and marketing expense:
o	$20.8 million or 24.8% of total revenue in Q3 2011, an increase of 57% over $13.2 million or 21.0% of total revenue in Q3 2010
•	GAAP general and administrative expense:
o	$11.9 million or 14.2% of total revenue in Q3 2011, versus $10.4 million or 16.5% of total revenue in Q3 2010
•	Non-GAAP Adjusted EBITDA:
o	$18.9 million or 22.6% of total revenue in Q3 2011, an increase of 30% over $14.6 million or 23.0% of total revenue in Q3 2010
•	Non-GAAP Adjusted Net Income:
o	$8.7 million or $0.24 per diluted share in Q3 2011, an increase of 35% over $6.4 million or $0.18 per diluted share in Q3 2010
We believe that the Company’s underlying drivers of long-term success remain strong but more focus is needed on average client days in accounts receivable (DAR):
•	Employee engagement at 4.1 out of 5.0 in Q3 2011 versus 4.0 in Q3 2010

•	Client satisfaction at 85.6% in Q3 2011 versus 85.7% in Q3 2010

•	Average client DAR of 39.7 days in Q3 2011 versus 38.8 days in Q3 2010 athenahealth’s client base continues to expand while client adoption of other services in the athenahealth service suite grows rapidly. During Q3 2011:
•	74% of all new athenaCollector deals included athenaClinicals®, up from 63% in Q3 2010

•	40% of all new athenaCollector deals included both athenaClinicals and athenaCommunicator®, up from 19% in Q3 2010

•	1,653 net new active physicians using athenaCollector added for a total of 22,477, up 21% from 18,573 total physicians in Q3 2010

•	2,193 net new active providers using athenaCollector added for a total of 31,675, up 20% from 26,317 total providers in Q3 2010

•	758 net new active physicians using athenaClinicals added for a total of 4,202 , up 111% from 1,992 total physicians in Q3 2010

•	1,001 net new active providers using athenaClinicals added for a total of 5,849, up 108% from 2,818 total providers in Q3 2010

•	1,733 net new active physicians using athenaCommunicator added for a total of 2,931, up 369% from 625 total physicians in Q3 2010

•	2,181 net new active providers using athenaCommunicator added for a total of 4,117, up 335% from 946 total providers in Q3 2010
athenaCollector network performance metrics were as follows for Q3 2011:
•	$1,866,806,003 posted in total client collections, up 23% from Q3 2010

•	14,854,109 total claims submitted, up 25% from Q3 2010

•	78.3% electronic remittance advice (ERA) rate, an improvement of over six points from Q3 2010

•	93.8% first pass resolution (FPR) rate, down slightly from Q3 2010
Product Development Discussion
Product development at athenahealth is organized around the mission of being the best in the world at getting doctors paid for doing the right thing. In order to fulfill this mission, we deliver services backed by cloud-based software, proprietary knowledge and robust back-office services.
athenaCollector Service Offering
athenaCollector is our revenue cycle management service. It is the foundation of our service portfolio and entered general availability in 2000.
The athenaNet Intelligence team continued to prepare clients for the conversion to the American National Standards Institute (ANSI) 5010 transaction format on January 1, 2012. ANSI 5010 adoption is required to transition to the International Classification of Diseases (ICD)-10 code set on October 1, 2013. Thanks to the athenaCollector team’s efforts and our cloud-based model, 100% of our athenaCollector clients are already 5010-compliant, at no additional cost to them. However, a number of payers have not yet converted to the 5010 format. We are actively testing payer readiness for 5010 across many transactions including claims submission, eligibility verification, claim status inquiry and electronic remittance advice. Due to these efforts, we are now sending and receiving 5010 transactions with over 100 payers. For the payers that don’t convert to 5010 by January 1, 2012, we will submit claims in ANSI 4010 format in order to ensure our clients will not experience any disruption to their collections. During 2012, the team will continue to manage 5010 transactions for our clients while also preparing for the ICD-10 code set conversion in 2013. You can read more about our efforts to prepare for ANSI 5010 in the recent blog post “We Are Ready for ANSI 5010. Are You?”

athenahealth continually works to minimize human intervention across our service offerings. During Q3 2011, the athenaCollector team made significant headway in reducing manual work related to the denial management process. Leveraging the athenaRules engine, the team designed a sophisticated routing process to ensure that denied claims are forwarded to the appropriate specialist. This allows a significant portion of volume to be routed offshore to our business process outsourcing (BPO) partners, an important step in standardizing and ultimately automating denials work. This same routing engine will soon forward certain claims to a document creation engine. When completed, certain claim denials will result in an appeal being generated and returned to the payer with no manual intervention. We expect that the fully automated appeals process will improve average client DAR and reduce operating costs for athenahealth.
Improving average client DAR remains a key point of focus for athenahealth. At 39.7 in Q3 2011, it remains higher than we’d like it to be. One of the drivers for higher average client DAR this year was actually the automated month-end close reconciliation process that we rolled out late last year. While automatically reconciling clients’ bank statements to balances posted in athenaNet eliminates work for clients and enhances the integrity of our operations, it slightly delays clients’ financial reporting and adds approximately 0.5 days to average client DAR. Furthermore, we are finding that some clients are getting behind in working items in their hold buckets, meaning that they are not addressing claim issues that we flag for them in a timely manner. Thanks to our cloud-based architecture, we are monitoring this closely and the athenaCollector team is pursuing a number of initiatives aimed at improving average client DAR. We expect that these efforts will begin to have an impact on this metric during fiscal year 2012.
Finally, on October 14, 2011, athenahealth introduced VaccineView SM. VaccineView follows in the footsteps of PayerView® in transforming the data on our network into meaningful insights about physician reimbursement. While PayerView ranks payers based upon their effectiveness in processing medical claims and identifies emerging payer trends, VaccineView analyzes trends in vaccine reimbursements to pediatricians. Through this analysis, VaccineView revealed that current reimbursement models are not sufficient to cover the direct and indirect costs physicians incur to administer vaccines. As a result, athenahealth submitted a recommendation that payers index vaccine reimbursement to the Centers for Disease Control and Prevention (CDC)-published direct cost plus a percentage for indirect costs, ideally the 17% minimum recommend by the American Academy of Pediatrics (AAP). You can read more about VaccineView from a client’s perspective in the recent blog post “VaccineView: A New Paradigm in Transparency.”
PayerView and VaccineView are made possible due to athenahealth’s unique cloud-based service model, supplying us with visibility into how practices on our network are performing. With this insight, we can advocate for providers’ financial and clinical interests as well as drive efficiency and transparency throughout the health care supply chain. You can read more about our efforts to advocate for physicians in a recent blog post “The Geeky Excitement of National HIT Week.”
athenaClinicals Service Offering
athenaClinicals is our electronic health record (EHR) management service. It entered general availability in 2006 and was made available as a stand-alone service in 2010.
On August 29, 2011, athenahealth launched a new Patient-Centered Medical Home (PCMH) Accelerator Program designed to assist primary care physician groups in meeting the National Committee for Quality Assurance’s (NCQA) newest PCMH recognition standards. As part of this program, the NCQA performed a corporate review of athenaClinicals and athenaCommunicator and pre-validated key components for PCMH recognition. athenahealth is the first health care IT provider to undergo a corporate review and to receive pre-validation. Participating clients will receive automatic credit for certain NCQA PCMH requirements, reducing related documentation work by approximately 20%. In addition to pre-validation, athenahealth plans to offer additional NCQA PCMH documentation support as well as quality management tools to track PCMH measures, making it easier for clients to apply for NCQA PCMH recognition. You can read more about our PCMH Accelerator Program in a recent blog post entitled “ATHN + NCQA = A Faster Path to PCMH.”

On September 8, 2011, athenahealth set a new industry standard for transparency with the launch of our Meaningful Use (MU) performance dashboard. The dashboard reflects performance across the 25 MU measures under Stage 1 of the HITECH Act, 20 of which must be fulfilled in order for a physician to receive incentive payments. This data is refreshed every two weeks in order to provide a near real-time view into performance and the dashboard will evolve to reflect future MU requirements.
As of October 8, 2011, 39% of athenaClinicals physicians pursuing Medicare MU during 2011 have attested for Medicare MU, up from 11% when the dashboard was launched a month earlier. This compares to data released by the Centers for Medicare and Medicaid Services (CMS) that as of October 2011, less than 10% of eligible physicians who registered for the Medicare MU program had successfully attested. In general, only a fraction of eligible physicians nationwide have registered and/or attested for the Medicare MU program. Based on the insight we have gathered from interactions with our physician clients pursuing Stage 1 Medicare MU during 2011, we estimate that only 15% of them will end up waiting until 2012 to attest. The decision to attest in 2012 versus 2011 is largely driven by a client’s readiness to change behavior and adapt to required MU workflows.
Adjusting behavior is one of the most critical factors in successful fulfillment of Medicare MU, and the athenaClinicals team works hard to guide clients through these changes. One example of this was athenahealth’s intervention in the fulfillment of the clinical summary measure. This measure requires practices to provide clinical summaries to patients for at least 50% of office visits within three business days. After observing the various workflow and behavioral challenges clients faced in fulfilling this measure, athenahealth reacted by creating the ability to deliver clinical summaries to patients electronically. You can read more about athenahealth’s efforts to improve MU performance in the recent blog posts “Meaningful Use Dashboard Update: The Hard Work is Paying Off,” “Moving the Needle on Meaningful Use,” “Meaningful Use Dashboard Update: When Your Muse is Spelled MUES,” and “Opening the Kimono on Meaningful Use”.
Beyond MU, athenahealth has implemented 24 pay for performance (P4P) programs for clients. These programs range from Federal programs like the Physician Quality Reporting System (PQRS) to private payer programs that pay additional amounts when providers ensure they are meeting detailed guidelines. As a physician is seeing a patient, the athenaClinicals quality management engine surfaces rules that apply based on that patient’s insurance, previous medical history and other factors. We then prepare and submit quality reporting on behalf of clients and importantly, track down related payments. Our ability to identify and match collections associated with incentive programs requires high coordination between our operations and technology teams and enables our clients to understand exactly where they stand. This level of clarity is very difficult to obtain from other EHR and revenue cycle management systems and will become more critical as P4P programs proliferate.
Finally, during Q3 2011, Dr. Todd Rothenhaus, athenahealth’s Chief Medical Information Officer, launched athenaCare. Comprised of a team of athenaClinicals specialists, athenaCare represents an aggressive focus on developing and employing best practices for EHR implementation and usage. In addition to improving athenaClinicals content and functionality, the athenaCare team will develop advanced training for clients and explore opportunities to certify external partners on certain aspects of athenaClinicals implementation. Over time, these efforts will help to improve client performance, reduce implementation time and expand implementation scalability.
athenahealth’s new PCMH Accelerator Program, MU Performance Dashboard and athenaCare team illustrate our unique ability to successfully guide clients through the transition to EHRs as well as participation in new care delivery and reimbursement models.

athenaCommunicator Service Offering
athenaCommunicator is our patient communication management service. It entered general availability in 2010 and at this time, requires adoption of athenaCollector.
The athenaCommunicator product team is focused on reducing the work required to manage patient relationships and on maximizing revenue capture for clients. Transitioning patient communications and patient payments to the portal is one way to accomplish these goals. At this time, nearly 250,000 patients use the patient portal, representing an average of 27% of an established client’s active patient base (an established client has been live on athenaCommunicator for more than six months). The patient portal performs a variety of functions for the practice that reduce administrative work:
•	Delivers lab tests results

•	Gives patients access to an online version of their health record

•	Allows providers to send and reply to patient messages

•	Transmits billing statements and collects patient payments

•	Enables patients to update their demographic information

•	Permits patients to reschedule existing appointments
athenaCommunicator also enables new patients to schedule appointments via third party websites and we are currently piloting this functionality with Vitals.com.
While athenaCommunicator is still a new service offering, early evidence of its impact on client performance, in particular on self-pay patient DAR, is emerging. Analysis of established athenaCommunicator clients using patient self-pay reminders indicates an average patient self-pay DAR of 57.4 days. This compares to athenaCollector clients’ average patient self-pay DAR of 78.5 days. Managing patient payment responsibility is becoming more important as insurance deductibles increase. By using athenaCommunicator in addition to athenaCollector, clients can ensure that they collect appropriate payments from patients in a timely manner before, during and after their office visit.
Anodyne Analytics Service Offering
Anodyne Analytics is our cloud-based business intelligence service for health care professionals. The service has been generally available since 2004 through Anodyne Health Partners, Inc. which athenahealth acquired in October of 2009. Anodyne Analytics is being integrated with athenahealth’s other service offerings and can be adopted as a stand-alone service.
Anodyne product development remains focused on delivering an expert resource to decision-makers at large medical groups and health systems as well as a powerful return on investment. Use of Anodyne Analytics continues to grow and as with our other service offerings, we are using technology and personnel to accommodate increasing implementation demand. For many of Anodyne’s clients who still rely on legacy software-based systems, building and maintaining the interfaces and infrastructure needed to achieve daily or weekly data refreshes requires considerable engineering effort. In contrast, the athenaCollector — Anodyne integration is now fully automated and seamless. Anodyne will preview its 2012 product roadmap and demonstrate new functionality around clinical data integration and cash-flow forecasting at a special session on Monday, October 24, 2011 at the Medical Group Management Association (MGMA) annual trade show in Las Vegas. Anodyne will also be exhibiting in booth #1001 throughout the show.
athenaCoordinator
athenaCoordinator is our care coordination service. It entered general availability in 2011 following the acquisition of Proxsys LLC.

With the completion of our acquisition of Proxsys LLC, athenaCoordinator was formally launched on August 31, 2011. Thanks to the Proxsys team’s hard work over the last seven years, athenaCoordinator is getting a jump start with a base of nearly 90 clients: 51 hospitals, 35 imaging centers and 3 surgery centers as well as over 8,000 ordering providers. Now, for the first time in our history, athenahealth is offering a service directly to hospitals and other receivers of complex patient referrals. athenaCoordinator is not sold to our traditional clients, ambulatory physician organizations and practices, but is purchased by the hospital and community-based physicians are invited to use it. The athenaCoordinator service currently manages the following complex transactions on behalf of facility clients, none of which were previously managed with our other services:
•	Order transmission

•	Patient insurance verification and pre-certifications

•	Patient pre-registration and collections (traditionally performed by the facility)
athenaCoordinator is backed by a service team of clinical specialists who ensure that each order is properly transmitted, insurance information is verified, pre-certification (approval) is obtained from the insurance company and that patients are pre-registered for their visit with the facility. Furthermore, the athenaCoordinator service team will contact patients to inform them of any payment required, attempting to secure payment over the phone or advising the patient that payment will be collected at the facility. Ordering providers link up with facilities using a cloud-based order entry application, now featuring athenahealth’s branding, and the athenaCoordinator team does the rest.
Due to this high level of service, the athenaCoordinator client has the potential to receive the following benefits:
•	Higher collections and lower bad debt expense
o	By coordinating with insurance companies and patients in advance, athenaCoordinator staff members work to ensure that facilities are paid for services rendered
•	Increased patient volume
o	athenaCoordinator clients become more attractive to ordering providers as patient referrals require less work for the practice
o	athenaCoordinator referral management results in fewer lost/diverted orders
•	Reduced administrative work
o	The athenaCoordinator service takes over the pre-registration and patient collections work formerly performed by the facility staff
In addition, the ordering provider using athenaCoordinator receives the following benefits:
•	Order transparency
o	The ordering practice can see whether or not the referral they submitted was successfully scheduled
•	Reduced administrative work
o	The athenaCoordinator service takes over the order transmission, patient insurance verification and pre-certification work
For these reasons, facilities using athenaCoordinator are eager to get employed and independent community-based physicians to use this order facilitation service. In fact, athenaCoordinator drives many of the same benefits that hospitals try to achieve by employing physicians, but with less cost and lower risk. Likewise, it is in athenahealth’s interest to attract ordering providers from the community because athenaCoordinator is priced on a per-transaction basis and more importantly, because it expands our presence within the market. To maximize ordering provider participation, an athenaCoordinator “team lead” is assigned to each hospital, operating in-market to recruit physicians in the surrounding community and manage athenaCoordinator’s performance. These team leads are now undergoing product training so that they can begin to generate leads for all of our service offerings.
In summary, athenaCoordinator builds the foundation for broader order facilitation across the health care supply chain and opens the door to new growth channels for our services suite. It enables us to develop deeper relationships with hospitals and the physicians in their communities and fulfills our goal to provide a free service offering to community physicians. With athenaCoordinator, we will bring our incentive alignment with pay for performance to the coordination of care and for the first time, apply our network intelligence and connectivity resources to help inpatient facilities with revenue cycle management. You can read more about the athenaCoordinator launch in a recent blog post: “Care Coordination: Innovating from Experience.”
Revenue Discussion
Our total revenue of $83.7 million in Q3 2011 grew by 33% or $20.6 million over Q3 2010. Our revenue growth is primarily driven by athenaCollector client base expansion and growth in the use of our athenaClinicals and athenaCommunicator services.
In terms of trends in our recurring revenue base, same-store analysis of claims created, a proxy for physician office utilization, indicates that physician office activity in Q3 2011 increased modestly over physician office activity during Q3 2010.
Client Base Discussion
The total number of physicians live on athenaCollector, our core service offering, is the metric we use to define our client base and market share. Annual growth in total revenue continues to outpace growth in our physician base. We believe this trend will continue as athenaClinicals and athenaCommunicator are included in a growing portion of new deals and as adoption of these services spreads across our existing client base.
During Q3 2011, 74% of all new athenaCollector deals included athenaClinicals and 40% of all new athenaCollector deals included athenaCommunicator as well as athenaClinicals, up from 63% and 19%, respectively, during Q3 2010. Among “live” (or implemented and active) clients, adoption of athenaClinicals and athenaCommunicator continues to grow rapidly and our service offerings experienced record levels of net new physicians added during the quarter.
athenahealth Service Offering Adoption

athenaCollector Clients
During Q3 2011, total active physicians on athenaCollector grew by 21% year-over-year to 22,477. On a sequential basis, we added a record 1,653 net new active physicians on athenaCollector. Our quarterly net new physician additions may vary widely due to the number and size of clients that go live in a particular quarter.
athenaClinicals Clients
We continue to experience rapid growth in client adoption of athenaClinicals. Total active physicians live on athenaClinicals grew by 111% year-over-year to 4,202. On a sequential basis, we added a record 758 net new active physicians on athenaClinicals. This equates to an overall adoption rate of 19% of total athenaCollector physicians, up from 11% in Q3 2010. We expect the athenaClinicals client base to increase significantly over time due to cross-selling within our existing base and growth in the volume of combined deals.
athenaCommunicator Clients
Our athenaCommunicator client base is growing rapidly as well. Total active physicians live on athenaCommunicator grew by a whopping 369% year-over-year to 2,931. On a sequential basis, we added a record 1,733 net new active physicians on athenaCommunicator. This equates to an overall adoption rate of 13% of total athenaCollector physicians, up from 3% in Q3 2010. We expect the athenaCommunicator client base to increase significantly over time due to cross-selling within our existing base and growth in the volume of combined deals.
New Deals
athenahealth is pleased to announce that during Q3 2011, Detroit Medical Center (DMC) selected athenaCollector for its employed physician organization, Detroit Medical Group (DMG). DMG consists of over 400 medical providers (~125 physicians) who are expected to implement athenaCollector during the first half of 2012. DMC is the leading academically integrated system in metropolitan Detroit with more than 2,000 licensed beds and 3,000 affiliated physicians. Vanguard Health Systems, Inc. completed the acquisition of DMC on December 31, 2010.
On October 17, 2011, we announced that HealthStar Physicians, P.C., selected athenaCollector, athenaClinicals and athenaCommunicator for its multi-specialty physician group of over 60 providers (40 physicians). Healthstar is based in Morristown, Tennessee and has 13 practice locations in four counties. Healthstar is expected to implement athenahealth’s services during the coming months.
Today we announced that Alexian Brothers Health System (ABHS), an enterprise athenaCollector client, has selected athenaClinicals and athenaCommunicator for its employed physician organization, Alexian Brothers Medical Group (ABMG). ABMG employs over 190 medical providers (~150 physicians) who are expected to implement athenaClinicals and athenaCommunicator during the coming months. ABHS is a diversified Catholic health care organization founded in 1866 and headquartered in Arlington Heights, Illinois.
We also announced today that Harbin Clinic, an enterprise athenaCollector and athenaCommunicator client, has selected athenaClinicals for its employed physician organization of 210 providers (~140 physicians). Harbin is Georgia’s largest privately-owned, multi-specialty medical group and its physician organization is expected to implement athenaClinicals during the coming months.
Client Implementations
In terms of our publically disclosed implementation pipeline, West Penn Allegheny Health System (~600 physicians) completed its athenaCollector implementation and contributed approximately 200 new physician additions during Q3 2011. athenaCollector implementations began at Summit Medical Group

(230 providers) and continue to progress at St. Vincent’s HealthCare (120 providers). athenaClinicals implementations are ongoing at Steward Health Care System LLC (f/k/a Caritas Christi — 500 providers) and nearly complete at Capella Healthcare (130 providers). Finally, implementations of all three services were completed at CaroMont Health (200 providers) and are largely complete at CHRISTUS Health (150 providers). University Hospitals (UH) academic medical center, comprised of more than 1,000 medical providers (~850 physicians) is expected to go live on athenaCollector in a phased implementation which will be completed during the first half of 2012.
Non-GAAP Adjusted Gross Margin Discussion
Our non-GAAP Adjusted Gross Margin was 63.8% for Q3 2011, up from 62.8% in Q3 2010. This year-over-year expansion was supported primarily by operating efficiencies within our athenaCollector service organization. In addition, we continued to reduce the cost of processing clinical documents by driving operational efficiencies within our athenaClinicals service organization and have also improved the profitability of athenaCommunicator.
With the acquisition of Proxsys LLC completed and athenaCoordinator launched, this highly manual, low margin service will serve as a headwind to margin expansion until this service becomes more scalable. Furthermore, we balance margin expansion with the desire to expand the capabilities of our existing service offerings, which can obscure the margin potential of our core business in a given period.
Selling and Marketing Discussion
As an innovative, high growth company with a relatively small share of a very large market opportunity, our business model is still very new to health care and market awareness remains our biggest challenge. To improve awareness, we remain focused on expanding and enhancing our selling and marketing activities. These activities incur both fixed and variable costs as they range from investment in personnel and infrastructure to spending on new advertising campaigns and paid search terms. We continue to experiment with and expand upon our awareness-building efforts as quickly as we deem them to be effective. The productivity of these investments is largely measured over the long term, particularly as it may take six to nine months of implementation before new clients fully contribute to revenue and join the ranks of our active client base.
Selling Update
The athenahealth sales organization includes all quota-carrying sales representatives as well as our sales team leaders, channel sales team, and sales training and development organization.
As of September 30, 2011, we have a total of 83 quota-carrying sales representatives, up 19% from 70 quota-carrying sales representatives on September 30, 2010. We remain focused on growing our quota-carrying sales force to approximately 100 quota-carrying sales representatives by year-end. Most of these new sales representatives will be added to the small and group practice segments, where the majority of U.S. ambulatory physicians practice medicine.
Beyond this core quota-carrying sales force, we are leveraging the Anodyne Health quota-carrying sales team and now the Proxsys team’s resources. In addition to expanding our service offerings, these acquisitions provide us with access to more than 20,000 ambulatory providers. Cross-sell activity into the Anodyne base is ramping up while our efforts to cross-sell into the Proxsys network are just beginning.
Marketing Update
The athenahealth marketing organization encompasses our growth and sales operations, event and partner marketing, inside sales agents (ISAs), advertising, corporate communications and product marketing teams. This organization executes in-market investments in an effort to generate new business opportunities for athenahealth.

Leveraging our strong top line growth and profitability during the first half of 2011, we continued to invest aggressively in marketing initiatives during Q3 2011. Awareness-building and lead generation activities are the primary points of focus for the marketing team. In particular, online marketing (paid search as well as social media and online advertising), regional flywheels (which involve geographically-targeted marketing and dinner seminars) and partner marketing/training initiatives are among the most impactful sources of new leads. We also launched a national print program targeted at the C-suite of enterprise organizations, promoting athenahealth’s ability to help enterprise organizations manage care coordination.
With the launch of athenaCoordinator, we deployed an experienced team from athenahealth to partner with Proxsys’ sales team in order to maximize growth in the number of facilities using athenaCoordinator and to begin cross-selling our other service offerings into the providers submitting orders to those facilities. This will involve training activities as well as dinner seminars within every Proxsys market. We have also redesigned the Proxsys order entry screens to reflect athenahealth branding and created special landing pages through which Proxsys users, clients and prospects can learn more about our services.
Finally, the marketing team is focused on elevating athenahealth’s profile as an innovative thought leader in the health care community. The launch of the Medicare MU performance dashboard was a key component of this strategy during Q3 2011 and was accompanied by a host of creative content including social media and videos featuring Jonathan Bush, a client testimonial and supporting athenahealth teams as well as public relations-driven media coverage. The marketing team also continues to drive thought leadership events that engage prospects in thoughtful discussions about leadership challenges and opportunities in health care. athenahealth added a new event to our repertoire during Q3, the “More Disruption Please” forum. This event invited health care entrepreneurs as well as their clients and venture partners to discuss innovative ideas and share go-to-market strategies. We will continue to expand these thought leadership campaigns in order to build greater awareness of our service offerings, develop new partnerships and build deeper relationships with existing clients.
Balance Sheet and Cash Flow Highlights
Our cash, cash equivalents, and short- and long-term investments totaled $122.2 million at September 30, 2011. The Company does not have any outstanding debt obligations. Subsequent to Q3 2011, athenahealth entered into a five-year $100 million revolving credit facility. The Credit Agreement replaces a $15 million credit facility that expired September 30, 2011. Operating cash flow was $19.1 million in Q3 2011, up 90% from $10.1 million in Q3 2010. Our capital expenditures, including capitalized software development, were $4.7 million or 5.7% of total revenue in Q3 2011.
Fiscal Year 2011 Outlook
As we approach the close of fiscal year 2011, we are updating our guidance as follows:
Fiscal Year 2011 Expectations

GAAP Total Revenue	$320-325 million
Non-GAAP Adjusted Gross Margin	63.0-63.5%
Non-GAAP Adjusted EBITDA	$64-68 million
Non-GAAP Adjusted Net Income per Diluted Share	$0.78-$0.85
GAAP Effective Tax Rate	~42%
Closing Remarks
The progress we have made on driving growth and innovation during Q3 2011 brings athenahealth one step closer to achieving our vision of an information infrastructure that helps make health care work as it should. As the health care environment grows increasingly complex, reimbursement models change and more pressure is placed on the supply chain to better coordinate care, athenahealth’s distinct value proposition is growing more powerful. We look forward to providing more detailed information on our strategic plans for 2012 and beyond during our 4th Annual Investor Summit on December 15, 2011.

Stock-Based Compensation Expense and Reconciliation of Non-GAAP Financial Measures
athenahealth, Inc.
STOCK-BASED COMPENSATION EXPENSE
(Unaudited, in thousands)
Set forth below is a breakout of stock-based compensation expense for the three and nine months ended September 30, 2011 and 2010:

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Stock-based compensation expense charged to:
Direct operating	$810	$601	$2,225	$1,721
Selling and marketing	1,842	962	3,924	2,540
Research and development	480	524	1,496	1,527
General and administrative	1,984	1,674	5,387	4,667

Total	$5,116	$3,761	$13,032	$10,455

athenahealth, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO COMPARABLE GAAP MEASURES
(Unaudited, in thousands, except per share amounts)
The following is a reconciliation of the non-GAAP financial measures used by the Company to describe the Company’s financial results determined in accordance with United States generally accepted accounting principles (GAAP). An explanation of these measures is also included below under the heading “Explanation of Non-GAAP Financial Measures”.
While management believes that these non-GAAP financial measures provide useful supplemental information to investors regarding the underlying performance of the Company’s business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.
Please note that these figures may not sum exactly due to rounding.

Non-GAAP Adjusted Gross Margin
Set forth below is a presentation of the Company’s “Non-GAAP Adjusted Gross Profit” and “Non-GAAP Adjusted Gross Margin,” which represents Non-GAAP Adjusted Gross Profit as a percentage of total revenue.

(unaudited, in thousands)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
Total revenue	$83,740	$63,143	$231,555	$176,172
Direct operating expense	31,695	24,543	87,985	72,163

Total revenue less direct operating expense	52,045	38,600	143,570	104,009
Add: Stock-based compensation expense allocated to direct operating expense	810	601	2,225	1,721
Add: Amortization of purchased intangibles	549	460	1,469	1,380

Non-GAAP Adjusted Gross Profit	$53,404	$39,661	$147,264	$107,110

Non-GAAP Adjusted Gross Margin	63.8%	62.8%	63.6%	60.8%
Non-GAAP Adjusted EBITDA Margin
Set forth below is a reconciliation of the Company’s “Non-GAAP Adjusted EBITDA” and “Non-GAAP Adjusted EBITDA Margin,” which represents Non-GAAP Adjusted EBITDA as a percentage of total revenue.

(unaudited, in thousands)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
Total Revenue	$83,740	$63,143	$231,555	$176,172

GAAP net income	5,280	3,826	13,717	5,401
Add: Provision for income taxes	3,364	3,532	9,835	5,066
Add: Total other (income) expense	(142)	105	(98)	597
Add: Stock-based compensation expense	5,116	3,761	13,032	10,455
Add: Depreciation and amortization	4,749	2,869	11,884	7,946
Add: Amortization of purchased intangibles	549	460	1,469	1,380

Non-GAAP Adjusted EBITDA	$18,916	$14,553	$49,839	$30,845

Non-GAAP Adjusted EBITDA Margin	22.6%	23.0%	21.5%	17.5%

Non-GAAP Adjusted Operating Income
Set forth below is a reconciliation of the Company’s “Non-GAAP Adjusted Operating Income” and “Non-GAAP Adjusted Operating Income Margin.” Non-GAAP Adjusted Operating Income Margin represents Non-GAAP Adjusted Operating Income as a percentage of total revenue.

(unaudited, in thousands)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
Total revenue	$83,740	$63,143	$231,555	$176,172

GAAP net income	5,280	3,826	13,717	5,401
Add: Provision for income taxes	3,364	3,532	9,835	5,066
Add: Total other (income) expense	(142)	105	(98)	597
Add: Stock-based compensation expense	5,116	3,761	13,032	10,455
Add: Amortization of purchased intangibles	549	460	1,469	1,380

Non-GAAP Adjusted Operating Income	$14,167	$11,684	$37,955	$22,899

Non-GAAP Adjusted Operating Income Margin	16.9%	18.5%	16.4%	13.0%
Non-GAAP Adjusted Net Income
Set forth below is a reconciliation of the Company’s “Non-GAAP Adjusted Net Income” and “Non-GAAP Adjusted Net Income per Diluted Share.”

(unaudited, in thousands except per share amounts)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
GAAP net income	$5,280	$3,826	$13,717	$5,401
Add: Loss on interest rate derivative	—	111	73	475
Add: Stock-based compensation expense	5,116	3,761	13,032	10,455
Add: Amortization of purchased intangibles	549	460	1,469	1,380

Sub-total of tax deductible items	5,665	4,332	14,574	12,310
(Less): Tax impact of tax deductible items (1)	(2,266)	(1,733)	(5,830)	(4,924)

Non-GAAP Adjusted Net Income	$8,679	$6,425	$22,461	$12,787

Weighted average shares — diluted	36,277	35,156	35,901	35,179

Non-GAAP Adjusted Net Income per Diluted Share	$0.24	$0.18	$0.63	$0.36

(1)	- Tax impact calculated using a statutory tax rate of 40%

(unaudited, in thousands except per share amounts)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
GAAP net income per share — diluted	$0.15	$0.11	$0.38	$0.15
Add: Loss on interest rate derivative	—	—	—	0.01
Add: Stock-based compensation expense	0.14	0.11	0.37	0.30
Add: Amortization of purchased intangibles	0.01	0.01	0.04	0.04

Sub-total of tax deductible items	0.15	0.12	0.41	0.35
(Less): Tax impact of tax deductible items (1)	(0.06)	(0.05)	(0.16)	(0.14)

Non-GAAP Adjusted Net Income per Diluted Share	$0.24	$0.18	$0.63	$0.36

Weighted average shares — diluted	36,277	35,156	35,901	35,179

(1)	- Tax impact calculated using a statutory tax rate of 40%
athenahealth, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO COMPARABLE GAAP MEASURES FOR FISCAL YEAR 2011 GUIDANCE
(Unaudited, in thousands, except per share amounts)
Please note that these figures may not sum exactly due to rounding.
Non-GAAP Adjusted Gross Margin Guidance
Set forth below is a presentation of the Company’s “Non-GAAP Adjusted Gross Profit” and “Non-GAAP Adjusted Gross Margin” guidance for fiscal year 2011, which represents Non-GAAP Adjusted Gross Profit as a percentage of total revenue.

	LOW	HIGH
	Fiscal Year Ending December 31, 2011
Total revenue	$320.0	$325.0
Direct operating expense	123.7	123.9

Total revenue less direct operating expense	$196.3	$201.1

Add: Stock-based compensation expense allocated to direct operating expense	3.1	3.1
Add: Amortization of purchased intangibles	2.2	2.2

Non-GAAP Adjusted Gross Profit	$201.6	$206.4

Non-GAAP Adjusted Gross Margin	63.0%	63.5%

Non-GAAP Adjusted EBITDA Guidance
Set forth below is a reconciliation of the Company’s “Non-GAAP Adjusted EBITDA” and “Non-GAAP Adjusted EBITDA Margin” guidance for fiscal year 2011, which represents Non-GAAP Adjusted EBITDA as a percentage of total revenue.

	LOW	HIGH
	Fiscal Year Ending December 31, 2011
Total Revenue	$320.0	$325.0

GAAP net income	15.7	18.0
Add: Provision for income taxes	11.3	13.0
Add: Total other (income) expense	(0.2)	(0.2)
Add: Stock-based compensation expense	18.5	18.5
Add: Depreciation and amortization	16.5	16.5
Add: Amortization of purchased intangibles	2.2	2.2

Non-GAAP Adjusted EBITDA	$64.0	$68.0

Non-GAAP Adjusted EBITDA Margin	20.0%	20.9%
Non-GAAP Adjusted Net Income Guidance
Set forth below is a reconciliation of the Company’s “Non-GAAP Adjusted Net Income” and “Non-GAAP Adjusted Net Income per Diluted Share” guidance for fiscal year 2011.

	LOW	HIGH
	Fiscal Year Ending December 31, 2011
GAAP net income	$15.7	$18.0
Add: Loss on interest rate derivative contract	0.1	0.1
Add: Stock-based compensation expense	18.5	18.5
Add: Amortization of purchased intangibles	2.2	2.2

Sub-total of tax deductible items	$20.8	$20.8

(Less): Tax impact of tax deductible items (1)	(8.3)	(8.3)

Non-GAAP Adjusted Net Income	$28.1	$30.4

Non-GAAP Adjusted Net Income per Diluted Share	$0.78	$0.85

Weighted average shares — diluted	35.9	35.9

(1)	- Tax impact calculated using statutory tax rate of 40%

	LOW	HIGH
	Fiscal Year Ending December 31, 2011
GAAP net income per share — diluted	0.44	0.50
Add: Loss on interest rate derivative contract	0.00	0.00
Add: Stock-based compensation expense	0.52	0.52
Add: Amortization of purchased intangibles	0.06	0.06

Sub-total of tax deductible items	$0.58	$0.58

(Less): Tax impact of tax deductible items (1)	(0.23)	(0.23)

Non-GAAP Adjusted Net Income per Diluted Share	$0.78	$0.85

Weighted average shares — diluted	35.9	35.9

(1)	- Tax impact calculated using statutory tax rate of 40%
Explanation of Non-GAAP Financial Measures
The Company reports its financial results in accordance with United States generally accepted accounting principles, or GAAP. However, management believes that in order to properly understand the Company’s short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash or non-recurring items, when used as a supplement to financial performance measures in accordance with GAAP. These items result from facts and circumstances that vary in frequency and/or impact on continuing operations. Management also uses results of operations before such items to evaluate the operating performance of the Company and compare it against past periods, make operating decisions, and serve as a basis for strategic planning. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in the Company’s ongoing business by eliminating certain non-cash expenses and other items that management believes might otherwise make comparisons of the Company’s ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management’s ability to make useful forecasts. Management believes that these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing the Company’s financial and operational performance and comparing this performance to its peers and competitors.
Management defines “Non-GAAP Adjusted Gross Profit” as total revenue, less direct operating expense, plus stock-based compensation expense allocated to direct operating expense and amortization of purchased intangibles, and “Non-GAAP Adjusted Gross Margin” as Non-GAAP Adjusted Gross Profit as a percentage of total revenue. Management considers these non-GAAP financial measures to be important indicators of the Company’s operational strength and performance of its business and a good measure of its historical operating trends. Moreover, management believes that these measures enable investors and financial analysts to closely monitor and understand changes in the Company’s ability to generate income from ongoing business operations.
Management defines “Non-GAAP Adjusted EBITDA” as the sum of GAAP net income before provision for income taxes, total other (income) expense, stock-based compensation expense, depreciation and amortization, and amortization of purchased intangibles and “Non-GAAP Adjusted EBITDA Margin” as Non-GAAP Adjusted EBITDA as a percentage of total revenue. Management defines “Non-GAAP

Adjusted Operating Income” as the sum of GAAP net income before provision for income taxes, amortization of purchased intangibles, total other (income) expense, stock-based compensation expense, and “Non-GAAP Adjusted Operating Income Margin” as Non-GAAP Adjusted Operating Income as a percentage of total revenue. Management defines “Non-GAAP Adjusted Net Income” as the sum of GAAP net income before (gain) loss on interest rate derivative contract, stock-based compensation expense, amortization of purchased intangibles, and any tax impact related to these items, and “Non-GAAP Adjusted Net Income per Diluted Share” as Non-GAAP Adjusted Net Income divided by weighted average diluted shares outstanding. Management considers these non-GAAP financial measures to be important indicators of the Company’s operational strength and performance of its business and a good measure of its historical operating trends, in particular the extent to which ongoing operations impact the Company’s overall financial performance.
Management excludes each of the items identified below from the applicable non-GAAP financial measure referenced above for the reasons set forth with respect to that excluded item:
•	Stock-based compensation expense — excluded because these are non-cash expenses that management does not consider part of ongoing operating results when assessing the performance of the Company’s business, and also because the total amount of expense is partially outside of the Company’s control because it is based on factors such as stock price, volatility and interest rates, which may be unrelated to our performance during the period in which the expense is incurred.

•	Amortization of purchased intangibles — purchased intangibles are amortized over a period of several years after an acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, this item is not considered by management in making operating decisions. Thus, including such charge does not accurately reflect the performance of the Company’s ongoing operations for the period in which such charge is incurred.

•	Gains and losses on interest rate derivative contract — excluded because until they are realized, to the extent these gains or losses impact a period presented, management does not believe that they reflect the underlying performance of ongoing business operations for such period.

Supplemental Metrics and Definitions

Supplemental Metrics (unaudited)
Last Updated: September 30, 2011

	Fiscal Year 2010				Fiscal Year 2011
	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Client Base
Total Physicians on athenaCollector	16,369	17,136	18,573	19,197	19,778	20,824	22,477
Total Providers on athenaCollector	23,978	24,782	26,317	27,114	27,944	29,482	31,675
Total Physicians on athenaClinicals	1,275	1,548	1,992	2,383	2,910	3,444	4,202
Total Providers on athenaClinicals	1,867	2,256	2,818	3,348	4,161	4,848	5,849
Total Physicians on athenaCommunicator	348	442	625	736	934	1,198	2,931
Total Providers on athenaCommunicator	513	689	946	1,213	1,564	1,936	4,117

Client Performance
Client Satisfaction	86.6%	86.1%	85.7%	87.6%	86.2%	85.9%	85.6%
Client Days in Accounts Receivable (DAR)	40.0	38.8	38.8	38.8	41.0	39.1	39.7
First Pass Resolution (FPR) Rate	93.1%	93.4%	94.2%	94.4%	94.1%	93.4%	93.8%
Electronic Remittance Advice (ERA) Rate	68.9%	68.8%	72.1%	75.8%	74.6%	76.7%	78.3%
Total Claims Submitted	11,175,099	11,312,806	11,837,095	13,075,933	13,651,586	14,361,876	14,854,109
Total Client Collections	$1,312,820,931	$1,421,347,731	$1,517,064,118	$1,613,043,890	$1,608,313,685	$1,811,067,981	$1,866,806,003
Total Working Days	61	64	64	61	62	64	64

Employees
Direct	630	675	690	691	719	771	1036
Sales & Marketing	157	168	186	199	217	236	247
Research & Development	172	187	197	211	216	236	263
General & Administrative	130	136	140	141	144	151	168
Total Employees	1,087	1,166	1,213	1,242	1,296	1,393	1,713

Quota Carrying Sales Force
Small Practice	25	27	34	38	38	39	40
Group Practice	20	23	22	25	26	29	28
Enterprise Segment	5	6	7	7	7	8	8
Cross-Sell	5	6	7	7	7	7	7
Total Quota Carrying Sales Representatives	55	62	70	77	78	83	83

Supplemental Metrics Definitions
Client Base

Total Physicians on athenaCollector	The number of physicians that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of physicians include Medical Doctors (MD) and Doctor of Osteopathic Medicine (DO).
Total Providers on athenaCollector	The number of providers, including physicians, that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of non-physician providers are Nurse Practitioners (NP) and Registered Nurses (RN).
Total Physicians on athenaClinicals	The number of physicians that have rendered a service through the athenaClinicals platform which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of physicians include Medical Doctors (MD) and Doctor of Osteopathic Medicine (DO).
Total Providers on athenaClinicals	The number of providers, including physicians, that have rendered a service through the athenaClinicals platform which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of non-physicians are Nurse Practitioners (NP) and Registered Nurses (RN).
Total Physicians on athenaCommunicator	The number of physicians that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform and whose practice is actively using athenaCommunicator.
Total Providers on athenaCommunicator	The number of providers, including physicians, that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform and whose practice is actively using athenaCommunicator.

Client Performance
Client Satisfaction	The percentage of athenaCollector clients who chose 4 or 5 on a scale of 1 to 5 when asked if they would recommend athenahealth to a trusted friend or colleague. These responses are generated from a “client listening” survey that the company conducts for two segments of its client base twice per year.
Client Days in Accounts Receivable (DAR)	The average number of days that it takes outstanding balances on claims to be resolved, e.g. paid, for clients on athenaCollector. Clients that have been live less than 90 days are excluded, as well as clients who are terminating services.
First Pass Resolution (FPR) Rate	Approximates the percentage of primary claims that are favorably adjudicated and closed after a single submission during the period. Currently, the FPR rate is calculated on a monthly basis, and certain practices are excluded (e.g. those that have been live for less than 90 days).
Electronic Remittance Advice (ERA) Rate	Remittance refers to the information about payments (a/k/a explanations of benefits) received from insurance companies during the period. The ERA rate reflects the percentage of total charges that were posted using electronic remittance.
Total Claims Submitted	The number of claims billed through athenaNet during the period.
Total Client Collections	The dollar value of collections posted on behalf of clients during the period.
Total Working Days	The total number of days during the quarter minus weekends and U.S. Post Office holidays.

Employees
Direct	The total number of full time equivalent individuals (FTEs) employed by the Company to support its service operations as of quarter end. This team includes production systems, enrollment services, paper claim submission, claim resolution, clinical operations, professional services, account management, and client services.

Sales & Marketing	The total number of FTEs employed by the Company to support its sales and marketing efforts as of quarter end. This team includes sales representatives, business development staff and the marketing team.
Research & Development	The total number of FTEs employed by the Company to support its research and development efforts as of quarter end. This team includes product development and product management.
General & Administrative	The total number of FTEs employed by the Company to support its general and administrative functions as of quarter end. This team includes finance, human resources, compliance, learning and development, internal audit, corporate technology, recruiting, facilities, and legal.
Total Employees	The total number of FTEs employed by the Company as of quarter end. This number excludes interns and seasonal employees.

Quota-Carrying Sales Force
Small Practice	Quota-carrying sales representatives assigned to bring in net new annual recurring revenue from the small practice segment (organizations with 1-3 physicians) as of quarter end.
Group Practice	Quota-carrying sales representatives assigned to bring in net new annual recurring revenue from the group practice segment (organizations with 4-150 physicians) as of quarter end.
Enterprise Segment	Quota-carrying sales representatives assigned to bring in net new annual recurring revenue from the enterprise market segment (organizations with150+ physicians) as of quarter end.
Cross-Sell	Quota-carrying sales representatives assigned to bring in net new annual recurring revenue from the sale of additional services to existing athenaCollector clients as of quarter end.
Total Quota Carrying Sales Representatives	The total number of sales representatives who carry quota for net new annual recurring revenue as of quarter end.